CUSIP No. 714197100
                                                                   EXHIBIT 12


                          LASALLE/KROSS PARTNERS, L.P.
                                    Suite 500
                             350 E. Michigan Avenue
                            Kalamazoo, Michigan 49007
                               __________________
                            Telephone (616) 344-4993

                                  June 4, 1997
   VIA FACSIMILE
   PRIVILEGED AND CONFIDENTIAL

   Mr. Donald P. Weinzapfel
   Chairman of the Board, President
    and Chief Executive Officer
   Permanent Bancorp, Inc.
   101 Southeast Third Street
   Evansville, Indiana  47708

   Dear Mr. Weinzapfel:

        Attached is biographical information for Terry G. Johnston. Mr. Johnston is an individual LaSalle/Kross Partners, L.P. proposes for consideration as a Board nominee for election as a director as part of management's slate at the Permanent Bancorp, Inc. 1997 annual meeting. We are confident that Mr. Johnston will be an acceptable candidate to Permanent, given his extensive banking experience and Permanent's past efforts to employ his services. We are proposing Mr. Johnston in addition to, and not in lieu of, the other nominees the Board may be considering. The attached information does not constitute notice of a stockholder nomination pursuant to Article I, Section 6 of the By-Laws. LaSalle/Kross Partners is not withdrawing its earlier notice of intent to nominate Mr. Wallace D. Riley and Mr. Robert C. Lucas as directors. Such action may be considered in light of future developments.

        We look forward to hearing from you by the close of business on June 9, 1997.

                                 Sincerely,

                                 LASALLE/KROSS PARTNERS, L.P.

                                 /s/ Richard J. Nelson

                                 Richard J. Nelson, President
                                 LaSalle Capital Management, Inc.,
                                 General Partner

   Enclosure

                         Biography of Terry G. Johnston

        Terry G. Johnston, 55, is a partner in Equity+, an investment and financial services firm. Prior to forming Equity+ in January of 1997, Mr. Johnston was a commercial lending officer for Fidelity Capital Corp. for one year. From 1990 to 1995 he served as Senior Vice President and Chief Lending Officer for Union Federal Savings Bank in Evansville, Indiana.
   Mr. Johnston served in several capacities with Bank One, Richmond, Indiana from 1977 to 1990. His last position with Bank One was Senior Vice President and Regional Manager. Mr. Johnston's business address is P.O. Box 368, Newburgh, Indiana 47629 and his residence address is 6699 West Lake Road, Newburgh, Indiana 47630.